Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Modem Media Advertising Limited Partnership 1996 Option Plan, the Modem Media . Poppe Tyson, Inc. Amended and Restated 1997 Stock Option Plan, the Modem Media . Poppe Tyson, Inc. 1999 Stock Incentive Plan, the Vivid Holdings, Inc. 1999 Stock Incentive Plan, and the Modem Media 2000 Stock Incentive Plan, of our report dated January 23, 2004, with respect to the consolidated financial statements and schedule of Digitas Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 14, 2004